Exhibit 99.1

Randstad to acquire SFN Group creating a leading player in the HR-services industry in North America Randstad Holding nv July 21st, 2011

disclaimer Certain statements in this document comprise forecasts on Randstad Holding’s future financial condition and results from operations and certain plans and goals. By their nature, such forecasts generate risk and uncertainty because they concern events in the future and depend on circumstances which then apply. Any number of factors can cause actual results and developments to deviate from those expressed in the forecasts stated here. Such factors can be, but are not limited to, general economic conditions, scarcity on the employment market, the variation in the demand for (flexible) personnel, changes in employment legislation, future currency exchange rates and interest rates, future corporate mergers, acquisitions and divestments and the speed of technical change. The forecasts speak only as at the date of this document. Quarterly figures and LTM figures are unaudited. This document does not constitute or form part of an offer to sell securities or the solicitation of an offer to buy securities. The tender offer for the outstanding shares of common stock of SFN Group has not yet commenced. No statement in this press release is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Randstad Holding and an indirect wholly-owned subsidiary of Randstad Holding will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and SFN Group will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by SFN Group’s stockholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to SFN Group’s stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website, www.sec.gov. 2 highlights Randstad makes cash tender offer to acquire SFN Group at $14 per share the combination creates the number 3 in US and reinforces Randstad's leading position in Canada leading positions across key sectors and segments delivering shareholder value immediately accretive to Randstad’s earnings per share ROIC is expected to exceed WACC within 3 years, assuming moderate growth significant synergies identified ($30M cost synergies; $10M tax savings p.a.) upside potential opportunities strong financial position maintained 3 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America

4 how should an acquisition fit our strategy? need for flexibility demographics deregulation clients looking for total offering strong concepts best people excellent execution superior brands Strategic requirements for acquisitions gaining leading positions in our markets increase density in our businesses increase efficiency strong balance sheet Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America strong concepts best people excellent execution superior brands need for flexibility demographics deregulation clients looking for total offering no. 3 position in US leading positions in Staffing & Professionals segments efficiency improvements and other cost synergies sharing of best practices leverage ratio expected to remain below 2 by the end of the year acquisition SFN Group creates unique strategic fit EBITA-margin targets continuous market share gains sound financial position leader in RPO increased density cross-sell opportunities 5 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America

SFN Group profile US based HR services provider with locations in US & Canada provides its services through multiple brands (LTM*) revenues of $2,091M with an EBITA of $50M Q1 2011 averages employees working corporate Staff # outlets SFN Group 50,400 2,380 557 10% Staffing Professionals HRS breakdown group revenues (LTM*) * last 12 months to 31 March 2011 6 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America 52% 38%

combination highlights in North America LTM ($M)* Randstad SFN Group Combined revenues 2,558 2,091 4,649 EBITA 89 50 139 % margin 3.5% 2.4% 3.0% Q1 2011 averages Randstad SFN Group Combined employees working 55,200 50,400 105,600 corporate staff FTE 3,010 2,380 5,390 # outlets (end of period) 487 557 1,044 * indicative last 12 months to 31 March 2011 7 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America agenda importance of US HR services industry creating an industry leader in North America delivering shareholder value offer structure & financing Q&A importance of US HR services industry

aiming for leading positions source: various Staffing associations et al., Randstad estimates Nr .6 Nr. 6 Top 3 Top 3 Nr. 1 Nr. 1 Top 5 Top 10 Top 5 Nr. 1 Nr. 1 Nr. 1 Top 3 Nr. 1 2010 US has largest HR services industry worldwide acquisition FujiStaff 10 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America overview US HR services industry source: Staffing Industry Analysts, Randstad estimates highly fragmented; market share of combination remains below 5% no clear leader across segments strong client need for one-stop solutions total size ~ $102 bln (€ 77 bln) 1% 11 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America creating an industry leader in North America

what makes SFN Group attractive ? large player in clerical segment significant in industrial segment Staffing Services Revenues LTM: $ 1,096M Share of group: 52% Professional Services Revenues LTM: $ 798M Share of group: 38% HRS (incl. RPO/MSP) Revenues LTM: $ 197M Share of group: 10% significant expertise in IT and Finance & Accounting strong presence in RPO solid payroll business Professionals Staffing Total SFN Group Revenues LTM: $2,091M* Payrolling Clerical 54% Light industrial 46% *4% of SFN Group’s revenues are in Canada revenues are indicative last 12 months to 31 March 2011 and based on US GAAP 13 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America 52% 38% HRS 10% IT 64% F&A 23% Admin 7% Other 6%

Randstad’s profile in North America Staffing & inhouse Professionals HR Solutions strong performance in US and Canada (LTM*) revenues of $2,558M with an EBITA-margin of 3.5% no clear leading positions in staffing & professionals segments small RPO and MSP base Randstad North America Revenues LTM*: $ 2,558M Q1 2011 averages employees working corporate Staff outlets (end of period) Randstad NA 55,200 3,010 487 * last 12 months to 31 March 2011 14 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America 52% 40% 8%

what makes the combination unique ? the combination creates the #3 in US providing scope for further growth number 2 player in clerical segment top-5 in light industrial segment increased density in staffing network Staffing Services Revenues LTM: $ 2,428M Share of group: 52% Professional Services Revenues LTM: $ 1,809M Share of group: 39% HRS (incl. RPO/MSP) Revenues LTM: $ 412M Share of group: 9% number 2 player in IT segment number 3 in Finance & Accounting leader in RPO enhanced platform for growth in MSP Combination Revenues LTM: $ 4,649M 39% 9% Professionals Staffing & Inhouse comparable service offerings enhanced geographic coverage reinforcement market leadership in Canada 52% 39% * revenues are indicative last 12 months to 31 March 2011 and are based on US GAAP 15 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America 52% 39% HRS 9%

an acquisition in North America, why now? strong performance Randstad in North America stable environment for focus on SFN Group integration integration of Vedior companies completed in North America combination with ‘professionals growth accelerator plan’ should accelerate strengthening of leading position in professionals solid balance sheet 16 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America delivering shareholder value 17

long term value creation for shareholders enhance top line growth leading positions increase competitiveness cross-selling to drive growth attractive platform for offering diversified service portfolio significant tangible synergies $30M of cost synergies and $10M of tax savings per year upside from efficiency improvements and leveraging operating models optimization of distribution network integration costs expected to amount to around 80% of annual cost synergies transaction expected to be immediately accretive to Randstad’s EPS ROIC in excess of Randstad’s WACC of 10% expected in 3 years 18 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America significant synergies identified Corporate HQ overlapping HQ functions Marketing & IT field optimization productivity gains based on Randstad’s unique financing and tax structure Tax savings Cost synergies $30M $10M annual synergies 19 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America scope for upside potential Staffing & Inhouse Professionals HRS sharing of best practices from both companies enhance top line growth: provides higher competitiveness cross-selling opportunities well-positioned for clients looking for total offering upside potential of Randstad’s Inhouse concept leveraging operating models across both companies platform for growth in managed services across all segments 20 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America offer structure & financing 21

 Randstad to make a cash tender offer for all of the outstanding shares of SFN Group Randstad to offer $14.00 per SFN Group share: total consideration of $771M 49% premium over the SFN Group volume weighted average share price for the month ended July 19, 2011 40% premium over the SFN Group volume weighted average share price for the three months ended July 19, 2011 an implied EV/EBITDA of 11.2x for the last 12 months to March 31, 2011 subject to customary closing conditions including regulatory approvals and the tender of at least 50% of SFN Group’s shares key terms of the offer 22 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America financing the transaction Randstad will finance the transaction through its existing credit facilities the transaction is in line with our financial strategy leverage ratio (net debt/EBITDA) expected to be below 2.0 by the end of the year Randstad has signed a commitment letter for a syndicated revolving credit facility of € 1,050M decision to refinance early based on favorable credit market circumstances maturity of 5 years from signing with potential to extend to 7 years the facility becomes available when the current facility, which runs until May 2013, has been canceled in full syndicated revolving credit facility 23 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America indicative time table 2011 July October/ November September August 24 Randstad to acquire SFN Group - creating a leading player in the HR services industry in North America

Q&A